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                     October 13, 2022

       Daniel Bachus
       Chief Financial Officer
       Grand Canyon Education, Inc.
       2600 W. Camelback Road
       Phoenix AZ 85017

                                                        Re: Grand Canyon
Education, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 16,
2022
                                                            File No. 001-34211

       Dear Daniel Bachus:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services